EXHIBIT 99.01

FOR IMMEDIATE RELEASE

For more information contact:

Mark C. Brown, Executive Vice President and

Chief Financial Officer

(703) 247-2514

Sonya Udler, Senior Vice President,

Corporate Communications

(703) 247-2517

sonya.udler@strayer.edu

STRAYER EDUCATION, INC. REPORTS RECORD

FIRST QUARTER 2008 REVENUES AND EARNINGS;

AND RECORD SPRING TERM 2008 ENROLLMENTS

— Strayer First Quarter Revenues Up 21% —

— Strayer First Quarter Diluted EPS $1.64, Up 26% —

— Strayer Spring 2008 Total Enrollments Up 19% / New Students Up 28% —

— Two New Campuses Opened for 2008 Summer Term —

ARLINGTON, Va., April 30, 2008 — Strayer Education, Inc. (Nasdaq: STRA) today announced financial results for the three months ended March 31, 2008. Financial highlights are as follows:

Three Months Ended March 31

•

Revenues for the three months ended March 31, 2008 increased 21% to $97.1 million, compared to $80.2 million for the same period in 2007, due to increased enrollment and a 5% tuition increase which commenced in January 2008.

•	Income from operations was $35.6 million compared to $28.9 million for the same period in 2007, an increase of 23%. Operating income margin was 36.6% compared to 36.1% for the same period in 2007.
•

Net income was $23.5 million compared to $18.8 million for the same period in 2007, an increase of 25%. Diluted earnings per share was $1.64 compared to $1.30 for the same period in 2007, an increase of 26%. Diluted weighted average shares outstanding decreased to 14,340,000 from 14,490,000 for the same period in 2007.

“We are pleased with our solid financial results for the first quarter and our strong student enrollment for the spring term,” said Robert S. Silberman, Chairman and Chief Executive Officer of Strayer Education, Inc. “We continue to expand our geographic footprint with the successful opening of campuses in two new Florida markets: Jacksonville and Palm Beach.”

Balance Sheet and Cash Flow

At March 31, 2008, the Company had cash and cash equivalents of $118.9 million and no debt. During the three months ended March 31, 2008, the Company sold its $76.8 million investment in a short-term, tax exempt bond fund and invested the proceeds in money market funds. This sale resulted in a gain before tax of $0.8 million. The Company generated $34.2 million from operating activities in the first quarter of 2008, compared to $19.4 million during the same period in 2007. Net cash provided by operating activities on the March 31, 2007 and 2008 condensed consolidated statements of cash flows was reduced, in accordance with FAS 123(R), by $9.1 million and $5.0 million, respectively, related to a reclassification of tax benefits from stock option exercises during the respective quarters. However, the favorable cash flow effect of this tax benefit is not realized until the second quarter of each year when estimated tax payments for the respective year are made. Capital expenditures were $5.1 million for the three months ended March 31, 2008, compared to $3.9 million for the same period in 2007.

During the three months ended March 31, 2008, the Company invested $56.3 million to repurchase 353,083 shares of its common stock at an average price of $159.36 per share as part of a previously announced common stock repurchase authorization. The Company’s remaining authorization for common stock repurchases was approximately $26 million at March 31, 2008. During the three months ended March 31, 2008, the Company paid a regular, quarterly common stock dividend of $5.3 million ($0.38 per share) and a special common stock dividend of $28.9 million ($2.00 per share). The Company also received $3.4 million upon the exercise of 100,000 stock options.

For the first quarter 2008, bad debt expense as a percentage of revenues was 2.5% compared to 2.6% for the same period in 2007. Days sales outstanding, adjusted to exclude tuition receivable related to future quarters, was 12 days at the end of the first quarter of 2007 and 2008.

Student Enrollment

Enrollment at Strayer University for the 2008 spring term increased 19% to 37,733 students compared to 31,656 for the same term in 2007. Across the Strayer University campus and online system, new student enrollments increased 28%, while continuing student enrollments increased 17%. Global online students increased 45%. Students taking 100% of their classes online (including campus based students) increased 23%. The total number of students taking at least one class online increased 21%.

Student Enrollment

	Spring 2007	Spring 2008	% Change

Campus Based Students:
New Campuses (23 in operation 3 years or less)
Classroom Students	1,379	2,781	102%
Online Students	2,180	3,858	77%
Total New Campus Based Students	3,559	6,639	87%

Mature Campuses (32 in operation more than 3 years)
Classroom Students	11,825	12,226	3%
Online Students	13,491	14,849	10%
Total Mature Campus Based Students	25,316	27,075	7%

Total Campus Based Students	28,875	33,714	17%

Global Online Students	2,781	4,019	45%

Total University Enrollment	31,656	37,733	19%

Total Students Taking 100% of Courses Online	18,452	22,726	23%

Total Students Taking at Least 1 Course Online	22,392	27,064	21%

New Campus Openings

The Company announced today that Strayer University had successfully opened two new campuses for the summer academic term. Both campuses are in new Florida markets – one in Jacksonville and the other in Palm Beach. With these two new campuses, the Company has opened six of the nine new campuses planned for 2008.

Stock-based Compensation Activity

On April 29, 2008, the Company awarded 2,617 shares of restricted stock to various non-employee members of the Company’s Board of Directors as part of its annual director compensation program. The Company’s stock price closed at $179.89 on the date of this restricted stock grant.

Shares and Options Outstanding

At March 31, 2008, the Company had 14,216,087 common shares issued and outstanding, and 290,084 stock options outstanding with a weighted average exercise price of $84.33 and a remaining weighted average contractual life of 3.1 years.

Common Stock Cash Dividend

The Company announced today that its Board of Directors had declared its regular, quarterly common stock cash dividend of $0.375 per share. This dividend will be paid on June 10, 2008 to shareholders of record as of May 27, 2008.

Business Outlook

Based on the strong enrollment growth announced for the 2008 spring term, the Company estimates second quarter 2008 diluted EPS will be in the range of $1.45 to $1.47.

Conference Call with Management

Strayer Education, Inc. will host a conference call to discuss its first quarter 2008 earnings at 10:00 a.m. (ET) today. To participate on the live call, investors should dial (800) 289-0468 10 minutes prior to the start time. In addition, the call will be available via live Webcast over the Internet. To access the live Webcast of the conference call, please go to www.strayereducation.com 15 minutes prior to the start time of the call to register. An archived replay of the conference call will be available at (888) 203-1112 (pass code 4368500) starting at 1:00 p.m. (ET) today and will be available through Sunday, May 4, and archived at www.strayereducation.com for 90 days.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer’s mission is to make higher education achievable and convenient for working adults in today’s economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, health care, and public administration to approximately 38,000 working adult students at 57 campuses in 12 states and Washington, D.C., in the eastern United States and worldwide via the Internet. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education.

For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (“Reform Act”). The statements are based on the Company’s current expectations and are subject to a number of uncertainties and risks. In connection with the safe harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company’s actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as regional accreditation standards and state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	For the three months ended March 31,
	2007	2008
Revenues	$80,193	$97,074
Costs and expenses:
Instruction and educational support	26,223	31,642
Selling and promotion	12,875	15,095
General and administration	12,148	14,778
Total costs and expenses	51,246	61,515
Income from operations	28,947	35,559
Investment and other income	1,380	2,036
Income before income taxes	30,327	37,595
Provision for income taxes	11,521	14,073
Net income	$18,806	$23,522
Net income per share:
Basic	$1.33	$1.67
Diluted	$1.30	$1.64
Weighted average shares outstanding:
Basic	14,180	14,104
Diluted	14,490	14,340
Common dividends per share:
Regular	$0.31	$0.38
Special	$—	$2.00

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	At December 31, 2007	At March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$95,036	$118,866
Marketable securities available for sale, at fair value	76,299	—
Tuition receivable, net of allowances for doubtful accounts of $3,206 and $3,668 at December 31, 2007 and March 31, 2008, respectively	100,651	103,466
Other current assets	4,097	5,360
Total current assets	276,083	227,692
Property and equipment, net	57,946	58,952
Deferred income taxes	8,830	9,951
Restricted cash	500	500
Other assets	419	494
Total assets	$343,778	$297,589

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,682	$17,463
Accrued expenses	3,303	2,620
Income taxes payable	4,754	10,981
Dividends payable	28,853	—
Unearned tuition	91,476	94,144
Other current liabilities	281	281
Total current liabilities	144,349	125,489
Long-term liabilities	10,922	10,764
Total liabilities	155,271	136,253
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $.01; 20,000,000 shares authorized; 14,426,634 and 14,216,087 shares issued and outstanding at December 31, 2007 and March 31, 2008, respectively	144	142
Additional paid-in capital	87,080	41,909
Retained earnings	101,102	119,285
Accumulated other comprehensive income	181	—
Total stockholders’ equity	188,507	161,336
Total liabilities and stockholders’ equity	$343,778	$297,589

STRAYER EDUCATION, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the three months ended March 31,
	2007	2008
Cash flows from operating activities:
Net income	$18,806	$23,522
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred rent	(22)	(87)
Amortization of gain on sale of property & equipment	—	(71)
Gain on sale of marketable securities	—	(785)
Depreciation and amortization	2,018	2,420
Deferred income taxes	(1,273)	(1,318)
Stock-based compensation	2,401	2,683
Changes in assets and liabilities:
Tuition receivable, net	(5,918)	(2,815)
Other current assets	(1,237)	(943)
Other assets	(2)	(78)
Accounts payable	224	3,483
Accrued expenses	(211)	(683)
Income taxes payable	7,970	11,259
Excess tax benefits from stock-based payment arrangements[1]	(9,057)	(5,033)
Unearned tuition	5,707	2,668
Net cash provided by operating activities	19,406	34,222
Cash flows from investing activities:
Purchases of property and equipment	(3,885)	(5,128)
Proceeds from the sale of marketable securities	—	76,785
Net cash (used in) provided by investing activities	(3,885)	71,657
Cash flows from financing activities:
Regular common dividends paid	(4,551)	(5,339)
Special common dividends paid	—	(28,854)
Proceeds from exercise of stock options	10,923	3,378
Excess tax benefits from stock-based payment arrangements[1]	9,057	5,033
Repurchase of common stock	(7,984)	(56,267)
Net cash provided by (used in) financing activities	7,445	(82,049)
Net increase in cash and cash equivalents	22,966	23,830
Cash and cash equivalents – beginning of period	52,663	95,036
Cash and cash equivalents – end of period	$75,629	$118,866

Non-cash transactions:
Purchases of property and equipment included in accounts payable	$197	$792
___________
1.

This line item reclassifies those tax benefits associated with stock options exercised in the first quarter from net cash provided by operating activities to net cash provided by financing activities in accordance with FAS 123(R). This reclassification is required by GAAP to be made in the quarter during which the option exercise takes place. However, the favorable cash flow effect of this tax benefit is not realized until the next quarter. Before this reclassification, the Company’s net cash provided by operating activities was $28.5 million and $39.3 million for the three months ended March 31, 2007 and 2008, respectively.